Filed Pursuant to Rule 433

Registration Nos. 333-261719 & 333-261719-01

$1.32+bln Hyundai Auto Receivables Trust 2022-A (HART 2022-A)

JT-Leads: BofA (struc), BNP, Mizuho, Santander and SMBC

Co-Mgrs: USB, WF

Total Offered

Cls	SZ($mm)	SZ($mm)	WAL	S&P/F	PWin	Exp	Legal	Bench	Yield	Price	Cpn
A-1	284.40	270.180	0.22	A-1+/F1+	1-6	9/22	3/15/23	IntL + 5	0.72421	100.00000
A-2A	424.00	402.800	1.02	AAA/AAA	6-20	11/23	2/18/25	EDSF + 35	1.823	99.99381	1.81
A-2B	95.00	90.250	1.02	AAA/AAA	6-20	11/23	2/18/25	SOFR + 63		100.00000
A-3	484.20	459.990	2.34	AAA/AAA	20-39	6/25	10/15/26	ISWP + 35	2.232	99.99615	2.22
A-4	106.20	100.890	3.47	AAA/AAA	39-45	12/25	4/17/28	ISWP + 43	2.370	99.97208	2.35
B	27.10		3.88	AA+/AA+				Retained
C	45.10		4.07	AA-/A+				Retained

A-2B benchmark is SOFR30A

SOFR Equivalent Spread will be calculated using an interpolation between LIBOR/SOFR 1yr/2yr basis (USSRVL1 & USSRVL2) + final A-2A spread

Bill & Deliver : BofA BBG TICKER : HART 2022-A SSAP: HRT22

Exp Ratings : S&P/Fitch FORMAT : SEC Registered

Exp Settle : 03/16/22 FIRST PAY : 4/15/22

Denoms : $1k x $1K PXG SPEED : 1.3% ABS to 5% call

ERISA Eligible : Yes

CUSIPS A-1 : 448977AA6

A-2A : 448977AB4

A-2B : 448977AC2

A-3 : 448977AD0

A-4 : 448977AE8

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to prospectus_request@bofa.com. The securities may not be suitable for all investors. BofA Securities, Inc. and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY-GENERATED EMAIL DISCLAIMERS

ANY LEGENDS, DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AT THE BOTTOM OF ANY EMAIL COMMUNICATION TO WHICH THIS COMMUNICATION IS ATTACHED RELATING TO (1) THESE MATERIALS NOT CONSTITUTING AN OFFER (OR A SOLICITATION OF AN OFFER), (2) NO REPRESENTATION THAT THESE MATERIALS ARE ACCURATE OR COMPLETE AND MAY NOT BE UPDATED OR (3) THESE MATERIALS POSSIBLY BEING CONFIDENTIAL, ARE NOT APPLICABLE TO THIS OFFERING AND SHOULD BE DISREGARDED. SUCH LEGENDS, DISCLAIMERS OR OTHER NOTICES HAVE BEEN AUTOMATICALLY GENERATED AS A RESULT OF THESE MATERIALS HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER SYSTEM.